Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
By and Among
CHEVIOT FINANCIAL CORP.
CHEVIOT MERGER SUBSIDIARY, INC.
CHEVIOT SAVINGS BANK
And
FIRST FRANKLIN CORPORATION
And
THE FRANKLIN SAVINGS AND LOAN COMPANY
Dated as of October 12, 2010

AGREEMENT AND PLAN OF MERGER

i

Exhibit A	Form of Plan of Merger
Exhibit B	Plan of Complete Liquidation and Dissolution
Exhibit C	Form of First Franklin Corporation Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2010, is by and among (i) Cheviot Financial Corp., a Federal corporation (“Cheviot Financial”), Cheviot Merger Subsidiary, Inc., a wholly owned subsidiary of Cheviot Financial incorporated under the laws of the State of Delaware (“Cheviot Merger Subsidiary”), Cheviot Savings Bank, an Ohio-chartered savings and loan association and a wholly owned subsidiary of Cheviot Financial (“Cheviot Savings Bank”), and (ii) First Franklin Corporation, a Delaware corporation (“First Franklin”) and The Franklin Savings and Loan Company, an Ohio chartered savings and loan association and a wholly owned subsidiary of First Franklin (“Franklin Savings”). Each of Cheviot Financial, Cheviot Merger Subsidiary, Cheviot Savings Bank, First Franklin and Franklin Savings is sometimes individually referred to herein as a “party,” and all of them are sometimes collectively referred to herein as the “parties.”
RECITALS
WHEREAS, Cheviot Financial, a federal savings and loan holding company, with principal offices in Cheviot, Ohio, owns all of the issued and outstanding capital stock of Cheviot Savings Bank and Cheviot Merger Subsidiary, both with principal offices in Cheviot, Ohio;
WHEREAS, First Franklin, a Delaware chartered savings and loan holding company, with principal offices in Cincinnati, Ohio, owns all of the issued and outstanding capital stock of Franklin Savings, with principal offices in Cincinnati, Ohio;
WHEREAS, by resolutions duly adopted, the Board of Directors of First Franklin deems it advisable and in the best interests of First Franklin stockholders and the Board of Directors of Cheviot Financial deems it advisable and in the best interests of Cheviot Financial stockholders to consummate the business combination transaction contemplated herein whereby: (i) Cheviot Financial has incorporated Cheviot Merger Subsidiary, which, subject to the terms and conditions set forth herein, will merge with and into First Franklin with First Franklin as the surviving corporation (the “Merger”), and in connection therewith each outstanding share of First Franklin Common Stock will be cancelled in exchange for the right to receive the cash payment specified herein; (ii) immediately thereafter, First Franklin will merge or liquidate with and into Cheviot Financial, with Cheviot Financial surviving (the “Company Merger”); and (iii) Franklin Savings shall merge with and into Cheviot Savings Bank, with Cheviot Savings Bank surviving (the “Bank Merger”) (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the “Mergers”); and
WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
ARTICLE I-CERTAIN DEFINITIONS
Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition Proposal” shall mean any of the following (other than the transactions contemplated hereunder) involving First Franklin or any of its Subsidiaries: (i) any offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, recapitalization, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of First Franklin, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of First Franklin or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.
“Agreement” means this Agreement and Plan of Merger, and any amendment or supplement hereto, which constitutes a “plan of merger” between Cheviot Financial, Cheviot Merger Subsidiary and First Franklin.
“Applications” means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.
“Bank Merger” means the merger of Franklin Savings with and into Cheviot Savings Bank, with Cheviot Savings Bank as the surviving institution.
“Business Day” means any day other than a Saturday, Sunday or Federal holiday.
“Certificate” has the meaning given to that term in Section 2.02(v) of this Agreement.
“Cheviot Financial” has the meaning given to that term in the first paragraph of this Agreement.
“Cheviot Financial Disclosure Schedules” means the Disclosure Schedules delivered by Cheviot Financial to First Franklin pursuant to Article IV of this Agreement.

“Cheviot Financial Fee” has the meaning given to that term in Section 8.01(b) of this Agreement.
“Cheviot Financial Financials” means (i) the audited consolidated financial statements of Cheviot Financial at December 31, 2009 and 2008 and for the three years ended December 31, 2009, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Cheviot Financial as of each calendar quarter thereafter included in the Securities Documents filed by Cheviot Financial.
“Cheviot Financial Regulatory Reports” means the Thrift Financial Reports of Cheviot Savings Bank and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended December 31, 2009, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by Cheviot Financial from December 31, 2009 through the Closing Date.
“Cheviot Merger Subsidiary” has the meaning given to that term in the first paragraph of this Agreement.
“Cheviot Savings Bank” has the meaning given to that term in the first paragraph of this Agreement.
“Claim” has the meaning given to that term in Section 5.05(a) of this Agreement.
“Closing Date” means the Business Day determined by Cheviot Financial, in its sole discretion, upon five (5) Business Days prior written notice by Cheviot Financial to First Franklin, but in no event later than fifteen (15) Business Days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Cheviot Financial and First Franklin shall mutually agree; provided, however, that if the last condition precedent pursuant to this Agreement has been fulfilled or waived prior to December 20, 2010, Cheviot Financial shall use its reasonable best efforts to cause the Closing Date and the Merger Effective Date to occur prior to January 1, 2011.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Merger” means the merger or liquidation of First Franklin into Cheviot Financial with Cheviot Financial as the surviving entity.
“Compensation and Benefit Plans” means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Franklin or any First Franklin Subsidiary, including Franklin Savings, in which any employee or former employee, consultant or former consultant or director or former director of First Franklin or any First Franklin Subsidiary, including Franklin Savings, participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations.

“Confidentiality Agreement” has the meaning given to that term in Section 5.02(c) of this Agreement.
“Continuing Employees” has the meaning given to that term in Section 5.11(a) of this Agreement.
“CRA” has the meaning given to that term in Section 3.11(c) of this Agreement.
“Department” means the Ohio Department of Commerce, Division of Financial Institutions.
“DIF” means the Deposit Insurance Fund of the FDIC.
“Disclosure Schedule” means any of the Cheviot Financial Disclosure Schedules or the First Franklin Disclosure Schedules.
“DGCL” means the Delaware General Corporation Law.
“Dissenters’ Shares” means shares of First Franklin Common Stock that have not been voted in favor of approval of the Merger and with respect to which appraisal rights have been perfected in accordance with Section 262 of the DGCL.
“DOL” means the U.S. Department of Labor.
“Environmental Law” means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning given to that term in Section 3.12(c) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means Registrar and Transfer Company, the transfer agent for Cheviot Financial, or such other entity selected by Cheviot Financial.
“Exchange Fund” has the meaning given to that term in Section 2.03(c) of this Agreement.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FHLB” means a Federal Home Loan Bank.
“First Franklin” has the meaning given to that term in the first paragraph of this Agreement.
“First Franklin Common Stock” has the meaning given to that term in Section 3.02(a) of this Agreement.
“First Franklin Disclosure Schedules” means the Disclosure Schedules delivered by First Franklin to Cheviot Financial pursuant to Article III of this Agreement.
“First Franklin Financials” means (i) the audited consolidated financial statements of First Franklin at December 31, 2009 and 2008 and for the three years ended December 31, 2009, including the notes thereto included in Securities Documents filed by First Franklin, and (ii) the unaudited interim consolidated financial statements of First Franklin as of each calendar quarter thereafter included in Securities Documents filed by First Franklin.
“First Franklin Option” has the meaning given to that term in Section 2.04 of this Agreement.
“First Franklin or First Franklin Subsidiary Qualified Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.
“First Franklin or Franklin Savings Pension Plan” has the meaning given to that term in Section 3.12(c) of this Agreement.
“First Franklin Regulatory Reports” means the Thrift Financial Reports of Franklin Savings and accompanying schedules, as filed with the OTS, for each appropriate calendar quarter beginning with the quarter ended December 31, 2009, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by First Franklin from December 31, 2009 through the Closing Date.
“Franklin Savings” has the meaning given to that term in the first paragraph of this Agreement.

“Franklin Savings ESOP” means The Franklin Savings and Loan Company Employee Stock Ownership Plan.
“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.
“Hazardous Material” means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
“HOLA” means the Home Owners’ Loan Act, as amended.
“Indemnified Parties” has the meaning given to that term in Section 5.05(a) of this Agreement.
“Insurance Amount” has the meaning given to that term in Section 5.05(d) of this Agreement.
“Interim Loan Loss Provision” shall mean the aggregate amount, calculated from but excluding the date of this Agreement through and including the Effective Date, of any and all provisions for loan losses recognized in the Interim Monthly Income Statements (i) as a result of First Franklin recognizing provisions for loan losses, without deviation from the methodologies and assumptions used to determine the accrual or recognition of loan loss provisions during any period covered by the First Franklin Financials; or (ii) as a result of any Regulatory Agreement or directive from Regulatory Authority; provided, however, that any such expenses recognized solely in accordance with Section 5.10(a)(vi) shall be excluded.
“Interim Monthly Income Statement” shall mean an income statement prepared using the same methodologies and assumptions as, presented in the same format as, and setting forth the same financial information as, the income statements contained within the First Franklin Financials, but reflecting the financial condition of First Franklin and Franklin Savings as of the last calendar day of the month for which such income statement is prepared.
“IRS” means the Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known, by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice or verbal directive from any Regulatory Authority or any other material written notice received by that Person. Reference to the “Knowledge of First Franklin” or to “First Franklin’s Knowledge” shall include the Knowledge of Franklin Savings (it being understood that for purposes of determining the Knowledge of First Franklin or Franklin Savings, executive officers shall be limited to John J. Kuntz, Gretchen J. Schmidt, Daniel T. Voelpel, Gregory W. Meyers and Lawrence J. Spitzmueller).

“Letter of Transmittal” has the meaning given to that term in Section 2.03(a) of this Agreement.
“Loan Property” has the meaning given to such term in Section 3.14(b) of this Agreement.
“Material Adverse Effect” shall mean, with respect to First Franklin, Franklin Savings, Cheviot Financial, Cheviot Savings Bank, or any of their Subsidiaries, respectively, any effect, change, occurrence, event, result or change of facts that alone or in connection with other matters (i) is or would reasonably be expected to be material and adverse to the financial condition, assets, liabilities, results of operations or business of Cheviot Financial and the Cheviot Financial Subsidiaries taken as a whole, or First Franklin and the First Franklin Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Franklin, on the one hand, or Cheviot Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally (including general increases in FDIC insurance applicable to all FDIC-insured institutions), or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby and compliance with this Agreement, on the business, financial condition or results of operations of the parties and their respective subsidiaries including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) charges or reserves taken by First Franklin or Franklin Savings at the request of Cheviot Financial pursuant to Section 5.10(a)(vi) of the Agreement; (f) changes in the value of assets or liabilities, of Cheviot Financial or First Franklin, or any of the Cheviot Financial Subsidiaries or First Franklin Subsidiaries, respectively, resulting from changes in interest rates generally, provided that such changes do not disproportionately negatively affect a party compared to the financial institutions industry as a whole, and (g) any failure by First Franklin or Franklin Savings to meet internal projections, forecast or revenue or earnings predictions for any period (it being agreed that the facts giving rise or contributing to any such failure may be a Material Adverse Effect).
“Material Contract” has the meaning given to such term in Item 601(b)(10) of the SEC’s Regulation S-K.
“Merger” means the merger of Cheviot Merger Subsidiary with and into First Franklin, with First Franklin as the surviving corporation.

“Merger Consideration” has the meaning given to that term in Section 2.02(i) of this Agreement.
“Merger Effective Date” means that date upon which the certificate of merger as to the Merger is accepted for filing by the Secretary of State of the State of Delaware, or such other date as otherwise stated in such filed certificate of merger, in accordance with the DGCL. The Merger Effective Date shall be the same date as the Closing Date.
“Mergers” has the meaning given to that term in the Recitals of this Agreement.
“OTS” means the Office of Thrift Supervision.
“Participation Facility” has the meaning given to that term in Section 3.14(b) of this Agreement.
“Pension Plan” has the meaning given to that term in Section 3.12 of this Agreement.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).
“Proxy Statement” means the proxy statement, together with any supplements thereto, to be transmitted to holders of First Franklin Common Stock in connection with the transactions contemplated by this Agreement.
“Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.
“Regulatory Approvals” means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the OTS, the FDIC, the Department, the SEC or the respective staffs thereof in order to complete the transactions contemplated hereby.
“Regulatory Authority” means any agency or department of any federal, state or local government, including without limitation the OTS, the FDIC, the Department, the SEC or the respective staffs thereof.
“Rights” means warrants, options, rights, convertible securities (debt or equity) and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.
“Securities Laws” means the Securities Act and the Exchange Act.
“Subsequent Effective Time” has the meaning given to that term in Section 5.13(a) of this Agreement.
“Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership, whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by another entity, except any corporation the stock or other equity ownership interest of which is held as security by either Cheviot Savings Bank or Franklin Savings, as the case may be, in the ordinary course of its lending activities.
“Superior Proposal” has the meaning given to that term in Section 5.06(b) of this Agreement.
“Surviving Corporation” has the meaning given to that term in Section 2.01(a)(i) of this Agreement.
ARTICLE II-THE MERGER AND RELATED MATTERS
Section 2.01 Effects of Merger; Surviving Corporation.
(a) As of the Merger Effective Date, the following shall occur:
(i) Cheviot Merger Subsidiary shall merge with and into First Franklin with First Franklin as the surviving corporation in the Merger (the “Surviving Corporation”); the separate existence of Cheviot Merger Subsidiary shall cease and the Surviving Corporation shall be a wholly owned subsidiary of Cheviot Financial; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Cheviot Merger Subsidiary shall be taken and deemed to be transferred to and vested in First Franklin, as the Surviving Corporation in the Merger, without further act or deed, all in accordance with the DGCL.
(ii) The certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the certificate of incorporation of Cheviot Merger Subsidiary, in effect immediately prior to the Merger Effective Date; and the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Cheviot Merger Subsidiary, in effect immediately prior to the Merger Effective Date, in each case until thereafter altered, amended or repealed in accordance with applicable law.
(iii) The directors of Cheviot Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(iv) The officers of Cheviot Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.
(b) Notwithstanding any provision of this Agreement to the contrary, Cheviot Financial may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby (including for federal or state tax or regulatory matters), and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of First Franklin as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment following the Merger Effective Date because of such modification, (iii) such modification will not materially increase the obligations, liabilities or duties of First Franklin, Franklin Savings or their Subsidiaries prior to the Merger Effective Date, and (iv) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals.
Section 2.02 Conversion of Shares. At the Merger Effective Date, by virtue of the Merger and without any action on the part of First Franklin or the holders of shares of First Franklin Common Stock:
(i) Each outstanding share of First Franklin Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses (ii), (iii) and (iv) of this Section, shall cease to be outstanding, and shall be converted into the right to receive from Cheviot Financial $14.50 in cash (the “Merger Consideration”).
(ii) Any shares of First Franklin Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than shares held in a fiduciary capacity or in connection with debts previously contracted and other than shares held by DirectTeller Systems, Inc., which will be paid in full pursuant to (i) above) at the Merger Effective Date shall be deemed cancelled and the certificates for such shares shall be deemed retired, each of such shares shall not be converted into the Merger Consideration, and no cash shall be issued or exchanged therefor.
(iii) Each share of Cheviot Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.
(iv) No shares of First Franklin Common Stock that are Dissenting Shares shall be converted into, or represent the right to receive, the Merger Consideration. After the Merger Effective Date, the Surviving Corporation shall pay for any Dissenters’ Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02(i).

(v) The holders of certificates (immediately prior to the Merger) representing shares of First Franklin Common Stock (a “Certificate”) on the Merger Effective Date shall cease to have any rights as stockholders of First Franklin, except such rights, if any, as they may have pursuant to applicable law and this Agreement.
Section 2.03 Exchange Procedures.
(a) As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of outstanding shares of First Franklin Common Stock a letter of transmittal in form and substance reasonably acceptable to First Franklin (the “Letter of Transmittal”) containing instructions for the surrender of the Certificate(s) held by such holder for payment therefor. Upon a holder’s surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal or upon compliance with the procedures in Section 2.03(f) hereof, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Neither Cheviot Financial nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of First Franklin until such former stockholder surrenders his Certificate(s), or provides the documentation set forth in Section 2.03(f) hereof.
(b) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(c) Immediately prior to the Merger Effective Date, Cheviot Financial shall deposit, or shall cause Cheviot Savings Bank to deposit, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration (the “Exchange Fund”).
(d) The payment of the Merger Consideration upon the exchange of First Franklin Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such First Franklin Common Stock.
(e) As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of First Franklin of the shares of First Franklin Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of First Franklin shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent (or to Cheviot Financial, if the Exchange Agent’s duties hereunder have been discharged), they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

(f) In the event any Certificate for First Franklin Common Stock shall have been lost, stolen or destroyed, the Exchange Agent (or Cheviot Financial, if the Exchange Agent’s duties hereunder have been discharged pursuant to (h) below) shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the Merger Consideration for the shares of First Franklin Common Stock represented thereby as provided for herein; provided, however, that Cheviot Financial may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Cheviot Financial may determine as indemnity against any claim that may be made against First Franklin, Cheviot Financial or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.
(g) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cheviot Financial; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Merger Consideration payable pursuant to this Agreement to holders of First Franklin Common Stock, Cheviot Financial shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make all required payments hereunder.
(h) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Merger Effective Date shall be delivered to Cheviot Financial, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Cheviot Financial for the Merger Consideration with respect to the shares of First Franklin Common Stock formerly represented thereby to which such holders are entitled pursuant to Article II.
Section 2.04 Stock Options
At the Merger Effective Date, each outstanding option granted by First Franklin as of the date of this Agreement to purchase a share of First Franklin Common Stock pursuant to the First Franklin 1997 Stock Option and Incentive Plan and the First Franklin 2002 Stock Option and Incentive Plan (a “First Franklin Option”), whether or not such option is exercisable on the Merger Effective Date, shall, by reason of the Merger, cease to be outstanding and shall be converted into the right to receive cash in an amount equal to (i) the difference (if a positive number) between (A) $14.50 and (B) the exercise price of each such option multiplied by (ii) the number of shares of First Franklin Common Stock subject to the option. Payment of the consideration for cancellation of First Franklin Options shall be made on the Merger Effective Date.

ARTICLE III-REPRESENTATIONS AND WARRANTIES OF
FIRST FRANKLIN AND FRANKLIN SAVINGS
First Franklin and Franklin Savings represent and warrant to Cheviot Financial and Cheviot Savings Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the First Franklin Disclosure Schedules delivered by First Franklin to Cheviot Financial on the date hereof, (regardless of whether such Schedules are specifically mentioned or referenced in such representation and warranty) and except as to any representation or warranty which specifically relates to an earlier date.
Section 3.01 Organization.
(a) First Franklin is a corporation organized, validly existing and in good standing under the DGCL, and is duly registered as a savings and loan holding company under the HOLA. First Franklin has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Franklin.
(b) Franklin Savings is an Ohio-chartered savings and loan association organized, validly existing and in good standing under the laws of the State of Ohio. Franklin Savings is a wholly-owned Subsidiary of First Franklin. The deposits of Franklin Savings are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Franklin Savings when due. As of the date hereof, no proceedings for the revocation of such deposit insurance are pending, or to the Knowledge of Franklin Savings, threatened.
(c) Franklin Savings is a member of the FHLB of Cincinnati and owns the requisite amount of stock therein.
(d) Except as set forth in First Franklin Disclosure Schedule 3.01(d), the respective minute books of First Franklin and Franklin Savings accurately record, in all respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.
(e) Prior to the date of this Agreement, First Franklin and each First Franklin Subsidiary has made available to Cheviot Financial true and correct copies of their respective articles of incorporation or charter, constitution and bylaws, each of which is attached hereto as First Franklin Disclosure Schedule 3.01(e).

(f) First Franklin Disclosure Schedule 3.01(f) sets forth a true and complete list of all of First Franklin’s Subsidiaries. Except as set forth on First Franklin Disclosure Schedule 3.01(f), First Franklin owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary. There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of its equity securities (other than to First Franklin or a wholly-owned Subsidiary of it). There are no contracts, commitments, understandings, or arrangements relating to First Franklin’s rights to vote or to dispose of such securities. All of the equity of each such Subsidiary held by First Franklin are fully paid and nonassessable, not subject to preemptive or similar rights and are owned by First Franklin free and clear of any liens.
(g) Each of First Franklin’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where such failure to be qualified to do business or in good standing would not reasonably be expected to have a Material Adverse Effect on First Franklin.
Section 3.02 Capitalization.
(a) The authorized capital stock of First Franklin consists of 2,500,000 shares of common stock, par value $0.01 per share (“First Franklin Common Stock”), of which 1,685,684 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 500,000 shares of preferred stock, par value $0.01, no shares of which are outstanding. There are 325,183 shares of First Franklin Common Stock held by First Franklin as treasury stock. Neither First Franklin nor Franklin Savings has or is bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Franklin Common Stock, or any other security of First Franklin or any securities representing the right to vote, purchase or otherwise receive any shares of First Franklin Common Stock or any other security of First Franklin, other than outstanding options to acquire 127,612 shares of First Franklin Common Stock that are issuable pursuant to the 1997 Stock Option and Incentive Plan and the 2002 Stock Option and Incentive Plan. There are no shares of restricted stock of First Franklin outstanding or available for grant pursuant to the First Franklin 1997 Stock Option and Incentive Plan or the First Franklin 2002 Stock Option and Incentive Plan.
(b) First Franklin owns all of the capital stock of Franklin Savings, free and clear of any lien or encumbrance. Except for First Franklin’s Subsidiaries and as otherwise set forth in First Franklin Disclosure Schedule 3.02(b), First Franklin does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Franklin, equity interests held by Franklin Savings in a fiduciary capacity, and equity interests held in connection with the lending activities of Franklin Savings, including stock in the FHLB of Cincinnati.
(c) To First Franklin’s Knowledge, other than as set forth in First Franklin Disclosure Schedule 3.02(c), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Franklin Common Stock.

Section 3.03 Authority; No Violation.
(a) First Franklin and Franklin Savings each has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of First Franklin’s stockholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Franklin and Franklin Savings and the completion by First Franklin and Franklin Savings of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of First Franklin and Franklin Savings, and, except for approval of the stockholders of First Franklin, no other corporate proceedings on the part of First Franklin or Franklin Savings are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by First Franklin and Franklin Savings, and subject to approval by the stockholders of First Franklin and Franklin Savings and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of First Franklin and Franklin Savings, enforceable against First Franklin and Franklin Savings in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Franklin Savings, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.
(b) The execution and delivery of this Agreement by First Franklin and Franklin Savings, subject to receipt of all Regulatory Approvals and the compliance by the parties with any conditions contained therein, and subject to the receipt of the approval of stockholders of First Franklin and Franklin Savings, the effectiveness of this Agreement and the consummation of the Merger and the compliance by First Franklin and Franklin Savings with all of the terms, conditions or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Franklin or the charter and constitution of Franklin Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Franklin or Franklin Savings or any of their respective properties or assets; (iii) except as set forth in First Franklin Disclosure Schedule 3.03(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Franklin or Franklin Savings under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Material Contract or other investment or obligation to which First Franklin or Franklin Savings is a party, or by which they or any of their respective properties or assets may be bound or affected, or (iv) violate, conflict with or result in a breach of any Regulatory Agreement to which First Franklin or Franklin Savings is subject, except in the case of the foregoing clause (ii), such violations, breaches and conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Franklin.

Section 3.04 Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of First Franklin and Franklin Savings, the filing of a certificate of merger with the Delaware Secretary of State, the filing of a certificate of merger with the Department, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and, except as set forth in First Franklin Disclosure Schedule 3.04, no material consents or approvals of any Persons are, or will be, necessary in connection with (a) the execution and delivery of this Agreement by First Franklin and Franklin Savings, and (b) the completion by First Franklin and Franklin Savings of the transactions contemplated hereby. First Franklin and Franklin Savings have no reason to believe that (i) any Regulatory Approvals will not be received or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 3.05 Financial Statements.
(a) First Franklin has previously made available to Cheviot Financial the First Franklin Regulatory Reports. The First Franklin Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory principles and practices and fairly present, in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of First Franklin and Franklin Savings as of and for the periods ended on the dates thereof, in accordance with applicable regulatory principles and practices.
(b) First Franklin has previously made available to Cheviot Financial the First Franklin Financials. The First Franklin Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of First Franklin as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP with respect to interim financial statements.
(c) At the date of each balance sheet included in the First Franklin Financials, First Franklin did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Franklin Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 3.06 Taxes. First Franklin, Franklin Savings and the First Franklin Subsidiaries (other than DirectTeller Systems, Inc.) are members of the same affiliated group within the meaning of Code Section 1504(a). First Franklin has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Franklin, Franklin Savings and the First Franklin Subsidiaries on or prior to the Merger Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Franklin, Franklin Savings and the First Franklin Subsidiaries by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Merger Effective Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no dispute pending, audit examination, deficiency assessment, tax investigation or refund litigation pending with respect to any taxes of First Franklin or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Franklin or any of its Subsidiaries do not file tax returns that First Franklin or any such Subsidiary is subject to taxation in that jurisdiction. First Franklin and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Franklin and each of its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First Franklin and each of its Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
Section 3.07 Absence of Certain Changes or Events. Except as disclosed in the First Franklin Securities Documents and other documents, and except as set forth on First Franklin Disclosure Schedule 3.07 since December 31, 2009, First Franklin and its Subsidiaries have not incurred any liability or obligation of any nature in an amount of $30,000 or greater (whether accrued, absolute, contingent or otherwise and whether due or to become due), except in the ordinary course of their business consistent with their past practices, nor has there been (i) any change in the business, assets, liabilities, condition (financial or otherwise), or results of operations of First Franklin or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Franklin, and to the Knowledge of First Franklin, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect on First Franklin, (ii) any change by First Franklin or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by First Franklin’s independent accountants, (iii) any entry by First Franklin or any of its Subsidiaries into any contract or commitment of (A) more than $50,000 or (B) $30,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of First Franklin or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of First

Franklin or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business, or in violation of any Regulatory Agreement, with respect to the compensation or employment of directors, officers or employees of First Franklin or any of its Subsidiaries (other than customary annual wage increases consistent with past practice for employees other than executive officers), (vi) any material election made by First Franklin or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Franklin Savings, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties (other than acquisitions and dispositions of real estate owned in the ordinary course of business), or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (ix) any material damage or loss to any asset or property of First Franklin or Franklin Savings, regardless of whether covered by insurance, (x) any amendment to First Franklin or Franklin Savings’ certificate, charters or bylaws, (xi) any delivery of notice of default under any Material Contract, (xii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (xiii) any written communication with any Regulatory Authority or any oral communications with any Regulatory Authority related to examination matters that is not subsequently set forth in writing, in either case other than as set forth in Section 3.11(c) and other than communications that are distributed or made generally to regulated institutions.
Section 3.08 Material Contracts; Leases; Defaults.
(a) Except as set forth in First Franklin Disclosure Schedule 3.08(a), and except for this Agreement, and the restrictions on dividend payments promulgated under the rules and regulations of the OTS and the Department, neither First Franklin nor Franklin Savings, nor any Subsidiary, is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a Material Contract; (ii) any collective bargaining agreement with any labor union relating to employees of First Franklin or Franklin Savings; (iii) any agreement which by its terms limits the payment of dividends by First Franklin or Franklin Savings; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Franklin or Franklin Savings is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB of Cincinnati advances, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to Cheviot Financial or any Cheviot Financial Subsidiary; (v) any contract (other than this Agreement) limiting the ability, in any material respect, of First Franklin or Franklin Savings to engage in any type of banking or bank-related business which First Franklin or Franklin Savings is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Franklin or Franklin Savings (it being understood that any Regulatory Agreement or any non-compete or similar provision shall be deemed material). Except as set forth in First Franklin Disclosure Schedule 3.08(b), neither First Franklin nor Franklin Savings is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(b) Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in First Franklin Disclosure Schedule 3.08(b), and identifies the section of the lease that contains such prohibition or restriction.
(c) True and correct copies of Material Contracts, agreements, instruments, contracts, arrangements, commitments, leases or understandings identified in First Franklin Disclosure Schedules 3.08(a) and 3.08(b) have been made available to Cheviot Financial on or before the date hereof, and, except as set forth in First Franklin Disclosure Schedule 3.08(c), are in full force and effect on the date hereof and neither First Franklin nor Franklin Savings (nor, to the Knowledge of First Franklin), any other party to any such Material Contract, agreement, instrument, contract, arrangement, commitment, lease or understanding) has materially breached any provision of, or is in default in any material respect under any term of, any such Material Contract, agreement, instrument, contract, arrangement, commitment, lease or understanding. Except as set forth in First Franklin Disclosure Schedule 3.08(c), no party to any such Material Contract, agreement, instrument, contract, arrangement, commitment, lease or understanding will have the right to terminate any or all of the provisions of any such Material Contract, agreement, instrument, contract, arrangement, commitment, lease or understanding as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty. Except as set forth in First Franklin Disclosure Schedule 3.08(c), no such Material Contract, agreement, instrument, contract, arrangement, commitment, lease or understanding to which First Franklin or Franklin Savings is a party or under which First Franklin or Franklin Savings may be liable contains provisions which permit an independent contractor to terminate it without cause and after such termination without cause continue to accrue future benefits thereunder.
Section 3.09 Ownership of Property; Insurance Coverage.
(a) First Franklin and Franklin Savings each has good and, as to real property, marketable title to all material assets and properties owned by First Franklin or Franklin Savings in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Franklin Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), and have the right to transfer all rights, title and interest, free and clear of all material liens, mortgages, security interests or pledges, or to the Knowledge of First Franklin, material and adverse encumbrances, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Cincinnati, or any transaction by Franklin Savings acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Franklin and Franklin Savings, as lessee, have the right under valid and existing leases of real and personal properties used by First Franklin and Franklin Savings in the conduct of their business to occupy or use all such properties as presently occupied and used by each of them. Except as set forth in First Franklin Disclosure Schedule 3.09(a), such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the First Franklin Financials.

(b) With respect to all material agreements pursuant to which First Franklin or Franklin Savings has purchased securities subject to an agreement to resell, if any, First Franklin or Franklin Savings has a lien or security interest (which to First Franklin’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(c) First Franklin and Franklin Savings each currently maintains insurance considered by First Franklin to be reasonable for their respective operations. First Franklin has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in First Franklin Disclosure Schedule 3.09(c), to First Franklin’s Knowledge, there are presently no material claims pending under such policies of insurance and no notices have been given by First Franklin under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years First Franklin has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Franklin Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by First Franklin and Franklin Savings.
Section 3.10 Legal Proceedings. Except as set forth in First Franklin Disclosure Schedule 3.10, neither First Franklin nor Franklin Savings is a party to any, and there are no pending or, to the Knowledge of either First Franklin or Franklin Savings, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Franklin or Franklin Savings (other than routine bank regulatory examinations), (ii) to which First Franklin’s or Franklin Savings’ assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Franklin or Franklin Savings to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Franklin.

Section 3.11 Compliance With Applicable Law.
(a) To First Franklin’s Knowledge, except as set forth in the First Franklin Disclosure Schedule 3.11(a), since January 1, 2009, First Franklin and Franklin Savings each was, and is, in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Gramm-Leach-Bliley Act of 1999 and all other applicable fair lending laws and other laws relating to discriminatory business practices.
(b) First Franklin and Franklin Savings each has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Franklin; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of First Franklin and Franklin Savings, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.
(c) Except as set forth on First Franklin Disclosure Schedule 3.11(c), neither First Franklin nor Franklin Savings has received any notice, communication, memorandum, agreement or order from any Regulatory Authority (i) asserting that First Franklin or Franklin Savings is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to First Franklin or Franklin Savings; (iii) requiring or threatening to require First Franklin or Franklin Savings, or indicating that First Franklin or Franklin Savings may be required, to enter into or revise any existing cease and desist order, agreement or memorandum of understanding or any other agreement with any Regulatory Authority restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Franklin or Franklin Savings; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Franklin or Franklin Savings, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). The most recent regulatory rating given to Franklin Savings as to compliance with the Community Reinvestment Act (“CRA”) is “satisfactory” or better.

Section 3.12 Employee Benefit Plans.
(a) First Franklin Disclosure Schedule 3.12(a) includes a list of all existing Compensation and Benefit Plans. Each Compensation and Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code (a “First Franklin or First Franklin Subsidiary Qualified Plan”) has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and First Franklin and Franklin Savings have no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by First Franklin, Franklin Savings or any First Franklin Subsidiary to create an additional Compensation and Benefit Plan, or to amend any Compensation and Benefit Plan, except for amendments required by applicable law or to maintain its qualified status, which do not materially increase the cost of such Compensation and Benefit Plan.
(b) Except as set forth in First Franklin Disclosure Schedule 3.12(b), each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in First Franklin Disclosure Schedule 3.12(b), there is no material pending, or to the Knowledge of First Franklin threatened, litigation, administrative action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits) or any Regulatory Agreement conditions or restrictions with respect to any compensation and benefit plans. Neither First Franklin nor Franklin Savings has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject First Franklin or Franklin Savings to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day preceding the Merger Effective Date as to any action by any Regulatory Authority pursuant to any Regulatory Agreement.
(c) No liability under Title IV of ERISA has been incurred by First Franklin or Franklin Savings or any of its Subsidiaries with respect to any Compensation and Benefit Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) (“First Franklin or Franklin Savings Pension Plan”) currently or formerly maintained by First Franklin or Franklin Savings or any entity which is considered one employer with First Franklin or Franklin Savings under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to First Franklin or Franklin Savings or any ERISA Affiliate of incurring a liability under such Title. Except as set forth in First Franklin Disclosure Schedule 3.12(c), no First Franklin or Franklin Savings Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each First Franklin or Franklin Savings Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such First Franklin or Franklin Savings Pension Plan as of the end of the most recent plan year with respect to the respective First Franklin or Franklin Savings Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Franklin or Franklin Savings Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither First Franklin or Franklin Savings nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth in First Franklin’s Disclosure Schedule 3.12, neither First Franklin or Franklin Savings, nor any ERISA Affiliate, nor any Compensation and Benefit Plan, including any First Franklin or Franklin Savings Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which First Franklin or Franklin Savings, any ERISA Affiliate, and any Compensation and Benefit Plan, including any First Franklin or Franklin Savings Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
(d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Franklin or Franklin Savings is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on First Franklin’s consolidated financial statements to the extent required and in accordance with GAAP. Except as set forth in First Franklin Disclosure Schedule 3.12(d), First Franklin and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with applicable laws and GAAP consistently applied. None of First Franklin, Franklin Savings nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.
(e) Except as set forth in First Franklin Disclosure Schedule 3.12(e), neither First Franklin nor Franklin Savings has any obligations to provide retiree health, life insurance, disability insurance, or other retiree benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in First Franklin Disclosure Schedule 3.12(e), there has been no communication to employees by First Franklin or Franklin Savings that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree benefits.
(f) First Franklin and Franklin Savings do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.
(g) With respect to each Compensation and Benefit Plan, if applicable, First Franklin has provided or made available to Cheviot Financial copies of the: (A) trust instruments and insurance contracts; (B) three most recent annual Form 5500s filed with the IRS; (C) three most recent annual actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310, Form 5300, or Form 5330 filed with the IRS; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h) Except as set forth in First Franklin Disclosure Schedules 3.08, 3.12(h), 3.18, and 5.11(d), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(i) Except as set forth in First Franklin Disclosure Schedule 3.12(i), the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of First Franklin or Franklin Savings to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code) or which would violate the terms of any Regulatory Agreement.
(j) There are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof, other than as listed in Section 3.02 of this Agreement and as set forth on First Franklin Disclosure Schedule 3.02(a).
(k) The Franklin Savings ESOP does not have an outstanding loan as of the date of this Agreement.
Section 3.13 Brokers, Finders and Financial Advisors. Except for the engagement of Paragon Capital Group, LLC in connection with the transactions contemplated by this Agreement, neither First Franklin nor Franklin Savings, nor any of their respective officers, directors, employees or agents, (except in the case of officers, directors, employees and agents, their individual personal advisors whose fees will be paid by such individuals), has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, which has not been reflected in the First Franklin Financials.

Section 3.14 Environmental Matters.
(a) With respect to First Franklin and Franklin Savings:
(i) Each of First Franklin and Franklin Savings, the Participation Facilities, and, to First Franklin’s and Franklin Savings’ Knowledge, the Loan Properties are, and have been, in material compliance with, and are not liable under, any Environmental Laws;
(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Franklin’s Knowledge, threatened, before any court, governmental agency or board or other forum against it or Franklin Savings or any Participation Facility (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Franklin Savings or any Participation Facility;
(iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Franklin’s Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or First Franklin or Franklin Savings in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, to First Franklin and Franklin Savings’ Knowledge, there exists no basis or reason for First Franklin or Franklin Savings to expect such notice, demand letter, executive or administrative order, directive or request to be issued;
(iv) Except as set forth in First Franklin Disclosure Schedule 3.14(a)(iv), the properties currently owned or operated by First Franklin or Franklin Savings are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;
(v) Neither First Franklin nor Franklin Savings has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law and, to First Franklin and Franklin Savings’ Knowledge, there is no basis or reason for First Franklin or Franklin Savings to expect such notice, demand letter, executive or administrative order, directive or request to be issued;
(vi) Except as set forth in First Franklin Disclosure Schedule 3.14(a)(vi), there are no underground storage tanks on, in or under any properties owned or operated by First Franklin or Franklin Savings or any Participation Facility, and to First Franklin’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by First Franklin or Franklin Savings or any Participation Facility; and

(vii) To First Franklin’s knowledge, during the period of (s) First Franklin’s or Franklin Savings’ ownership or operation of any of their respective current properties or (t) First Franklin’s or Franklin Savings’ participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Franklin or any First Franklin Subsidiary by reason of any Environmental Laws. To First Franklin’s and Franklin Savings’ Knowledge, prior to the period of (x) First Franklin’s or Franklin Savings’ ownership or operation of any of their respective current properties or (y) First Franklin’s or Franklin Savings’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties that with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Franklin or any First Franklin Subsidiary by reason of any Environmental Laws.
(b) “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
Section 3.15 Loan Portfolio.
(a) The allowances for loan losses reflected in the consolidated balance sheets contained in the First Franklin Financials at and for the period ending June 30, 2010 were adequate as of that date under GAAP and all regulatory requirements applicable to First Franklin and Franklin Savings.
(b) First Franklin Disclosure Schedule 3.15(b) sets forth a listing, as of a date within fifteen (15) Business Days prior to the date of this Agreement, by account, of: (A) each borrower, customer or other party which has notified First Franklin or Franklin Savings during the past twelve (12) months of, or has asserted against First Franklin or Franklin Savings, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First Franklin and Franklin Savings, each borrower, customer or other party which has given First Franklin or Franklin Savings any oral notification of, or orally asserted to or against First Franklin or Franklin Savings, any such claim; (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, (C) all assets classified by First Franklin or Franklin Savings as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure and (D) loans subject to work out or similar procedures.

(c) To the Knowledge of First Franklin and Franklin Savings, all loans receivable (including discounts) and accrued interest entered on the books of First Franklin and Franklin Savings arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Franklin’s or Franklin Savings’ respective business. Except as set forth in First Franklin Disclosure Schedule 3.15(c), to the Knowledge of First Franklin or Franklin Savings, the loans, discounts and the accrued interest reflected on the books of First Franklin and Franklin Savings are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans (or in the case of loan participations, portions thereof) are owned by First Franklin or Franklin Savings free and clear of any liens, except for liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, and liens in favor of the FHLB of Cincinnati to secure advances of the FHLB of Cincinnati to Franklin Savings.
(d) To the Knowledge of First Franklin and Franklin Savings, the notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(e) No representation or warranty set in this Section 3.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Franklin.
Section 3.16 Corporate Documents. First Franklin has made available to Cheviot Financial copies of its (i) annual reports to stockholders for the years ended December 31, 2009, 2008 and 2007, (ii) proxy statements for the same years and (iii) will make available to Cheviot Financial its quarterly reports for the quarters ended March 31, 2010 and thereafter. Such reports and such proxy materials complied, at the time filed with the Regulatory Authorities, in all material respects, with the Securities Laws and the rules and regulations promulgated thereunder.
Section 3.17 Related Party Transactions. Except as set forth in First Franklin Disclosure Schedule 3.17, neither First Franklin nor Franklin Savings is a party to any transaction (including any loan or other credit accommodation but excluding deposit accounts) with any Affiliate of First Franklin. Except as set forth in First Franklin Disclosure Schedule 3.17, all such transactions: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First Franklin or Franklin Savings is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Franklin nor Franklin Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Franklin is inappropriate.

Section 3.18 Schedule of Termination Benefits. First Franklin Disclosure Schedules 3.08, 3.18 and 5.11(d) include schedules and/or descriptions of all termination benefits and related payments that would or will be payable to the individuals identified thereon under any and all employment agreements, retention agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by First Franklin or Franklin Savings for the benefit of officers or directors of First Franklin or Franklin Savings (the “Benefits Schedule”), assuming their employment or service is terminated as of December 31, 2010 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.
Section 3.19 Deposits. Except as set forth in First Franklin Disclosure Schedule 3.19, none of the deposits of First Franklin or Franklin Savings is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).
Section 3.20 Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state. The affirmative vote of a majority of the issued and outstanding shares of First Franklin Common Stock is required to approve this Agreement under First Franklin’s certificate of incorporation and the DGCL.
Section 3.21 Registration Obligations. Neither First Franklin nor Franklin Savings is under any obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
Section 3.22 Risk Management Instruments. All material interest rate swaps, caps, floors (except caps and floors on adjustable rate loans), option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of First Franklin or Franklin Savings or their customers (all of which are set forth in First Franklin Disclosure Schedule 3.22) were entered into in accordance with prudent business practices and complied in all material respects with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and, to First Franklin’s Knowledge, each of them constitutes the valid and legally binding obligation of First Franklin or Franklin Savings, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Franklin, Franklin Savings, nor to the Knowledge of First Franklin any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
Section 3.23 Fairness Opinion. First Franklin has received an opinion from Paragon Capital Group, LLC dated as of the date of this Agreement to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of First Franklin Common Stock pursuant to this Agreement is fair to such stockholders from a financial point of view.

Section 3.24 Intellectual Property. First Franklin and its Subsidiaries owns or, to the Knowledge of First Franklin, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Franklin’s and its Subsidiaries’ business as set forth in First Franklin Disclosure Schedule 3.24, and neither First Franklin nor any of its Subsidiaries has received any notice of conflict or infringement with respect thereto that asserts the rights of others. First Franklin and its Subsidiaries, have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.
Section 3.25 Bank Owned Life Insurance. First Franklin Disclosure Schedule 3.25 sets forth a true, correct and complete description of all Bank Owned Life Insurance owned by First Franklin or its Subsidiaries and the value of which is accurately reflected in the First Franklin Financials.
ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF CHEVIOT SAVINGS BANK AND CHEVIOT FINANCIAL
Cheviot Financial and Cheviot Savings Bank represent and warrant to First Franklin and Franklin Savings that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Cheviot Financial Disclosure Schedules delivered by Cheviot Financial to First Franklin on the date hereof and except as to any representation or warranty which specifically relates to an earlier date.
Section 4.01 Organization.
(a) Cheviot Financial is a corporation organized and validly existing under Federal law, and is duly registered as a savings and loan holding company under the HOLA. Cheviot Financial has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Cheviot Financial.
(b) Cheviot Savings Bank is a stock savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. The deposits of Cheviot Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Cheviot Savings Bank. Each other Cheviot Financial Subsidiary is a corporation organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(c) Cheviot Savings Bank is a member of the FHLB of Cincinnati and owns the requisite amount of stock therein.
(d) Cheviot Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices in Cheviot, Ohio. Cheviot Merger Subsidiary is a wholly owned subsidiary of Cheviot Financial.
(e) Prior to the date of this Agreement, Cheviot Financial has delivered to First Franklin true and correct copies of the charter and bylaws of Cheviot Financial, Cheviot Savings Bank has delivered to First Franklin true and correct copies of its charter and bylaws and Cheviot Merger Subsidiary has delivered true and correct copies of its certificate of incorporation and bylaws.
Section 4.02 Authority; No Violation.
(a) Each of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary and the completion by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary of the transactions contemplated hereby, including the Merger, the Company Merger and the Bank Merger, have been duly and validly approved by the Boards of Directors of each of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary and no other corporate proceedings on the part of Cheviot Financial, Cheviot Savings Bank or Cheviot Merger Subsidiary, except for approvals related to the ownership of Cheviot Savings Bank and Cheviot Merger Subsidiary by Cheviot Financial, are necessary to complete the transactions contemplated hereby, including the Merger, the Company Merger and the Bank Merger. This Agreement has been duly and validly executed and delivered by each of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary and, subject to receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary, enforceable against Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Cheviot Savings Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary, subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and compliance by the parties with any conditions contained therein, the consummation of the transactions contemplated hereby, compliance by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Cheviot Financial, or the certificate of incorporation or bylaws of any Cheviot Financial Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cheviot Financial or any Cheviot Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Cheviot Financial, Cheviot Merger Subsidiary or Cheviot Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Cheviot Financial, Cheviot Merger Subsidiary or Cheviot Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.
Section 4.03 Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of First Franklin and Franklin Savings, the filing of a certificate of merger with the Delaware Secretary of State pursuant to the DGCL, the filing of a certificate of merger with the Department, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary, and (b) the completion by Cheviot Financial, Cheviot Savings Bank, Cheviot Merger Subsidiary, and Cheviot Merger Subsidiary of the transactions contemplated hereby. Cheviot Financial has no reason to believe that (i) any Regulatory Approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or Cheviot Savings Bank or that would adversely impact the ability of Cheviot Savings Bank and Cheviot Financial to complete the transactions contemplated by this Agreement or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 4.04 Financial Statements. Cheviot Financial has made available to First Franklin the Cheviot Financial Financials. The Cheviot Financial Financials have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of Cheviot Financial and the Cheviot Financial Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.
Section 4.05 Compliance With Applicable Law.
(a) Each of Cheviot Financial and each Cheviot Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Gramm-Leach-Bliley Act of 1999 and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b) Each of Cheviot Financial and each Cheviot Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Cheviot Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.
(c) Neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Cheviot Financial or any Cheviot Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Cheviot Financial or any Cheviot Financial Subsidiary; (iii) requiring or threatening to require Cheviot Financial or any Cheviot Financial Subsidiary, or indicating that Cheviot Financial or any Cheviot Financial Subsidiary may be required, to enter into a Regulatory Agreement. Neither Cheviot Financial nor any Cheviot Financial Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Cheviot Savings Bank as to compliance with the CRA is satisfactory or better.
Section 4.06 Financing. Cheviot Financial currently has, and as of the Merger Effective Date will have, funds that are sufficient and available to meet obligations, and to cause its Subsidiaries to meet their obligations, under this Agreement including the aggregate Merger Consideration.
Section 4.07 Regulatory Approvals. Cheviot Financial and Cheviot Savings Bank are not aware of any reason that they cannot obtain the Regulatory Approvals, and neither Cheviot Financial nor Cheviot Savings Bank has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or are doubtful.
Section 4.08 Legal Proceedings. Neither Cheviot Financial nor Cheviot Savings Bank is a party to any, and there are no pending or, to the knowledge of either Cheviot Financial or Cheviot Savings Bank, threatened, legal, administrative, arbitration or other proceedings, claims, (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Cheviot Financial or Cheviot Savings Bank (other than routine bank regulatory examinations), (ii) to which Cheviot Financial’s or Cheviot Savings Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Cheviot Financial or Cheviot Savings Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect of Cheviot Financial.

ARTICLE V-COVENANTS OF THE PARTIES
Section 5.01 Conduct of First Franklin’s Business.
(a) From the date of this Agreement to the Closing Date, First Franklin and Franklin Savings each will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Cheviot Financial. First Franklin and Franklin Savings will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Cheviot Financial in writing or as contemplated or required by this Agreement, First Franklin will not, and First Franklin will not permit Franklin Savings to:
(i) amend any provision of its certificate or articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by First Franklin in Franklin Savings of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;
(ii) change the number of shares of its authorized capital stock or issue, grant, sell, pledge or otherwise dispose of, any Right relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except upon the exercise of outstanding First Franklin Options);
(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iv) except as set forth in First Franklin Disclosure Schedule 5.01(a)(iv), grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any compensation and benefit plans; including any employment agreement, severance agreement, deferred compensation agreement, consulting agreement, change in control agreement, noncompete agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director; First Franklin shall be permitted to pay salaries, wages and commission-based payments in the ordinary course of business consistent with past practice;
(v) except as set forth in First Franklin Disclosure Schedule 5.01(a)(v); enter into or, except as may be required by law to maintain the qualified status thereof or otherwise required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees; or make any contributions to any defined contribution, defined benefit plan or executive benefit plan not in the ordinary course of business consistent with past practice;

(vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; adopt a plan of complete liquidation or dissolution make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Franklin, or Franklin Savings, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily authorize the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(vii) except as set forth in First Franklin Disclosure Schedule 5.01(vii), sell or otherwise dispose of the capital stock of Franklin Savings, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, the collections and/or processing of checks, drafts, notes, instruments or letters of credit, liens granted to the FHLB of Cincinnati to secure advances to Franklin Savings from the FHLB of Cincinnati, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any liability or indebtedness for borrowed money or guarantee any indebtedness for borrowed money (but excluding deposits), except in the ordinary course of business consistent with past practice;
(viii) make any change in policies with regard to: the extension of credit, or the establishment of the allowance with respect to loan losses thereon or the charge off of losses incurred thereon; investments; asset/liability management; the accrual or recognition of expenses related to loan loss provisions; or other material banking policies in any material respect except as may be required by any Regulatory Authority or by changes in applicable law or regulations, or GAAP;
(ix) acquire any new loan participation or loan servicing rights;
(x) except for any commitments disclosed on the First Franklin Disclosure Schedule 5.01(a)(x): originate, participate or purchase any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) outside of its primary market area of the Ohio counties of Hamilton, Butler, Warren and Clermont, the Kentucky counties of Kenton, Campbell and Boone and the Indiana county of Dearborn in any amount, or within the aforementioned counties in excess of $250,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $250,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $250,000; provided the foregoing limitations shall not be applicable to any residential real estate loan originated for sale into the secondary market;

(xi) except for automatically renewing leases or as set forth in First Franklin Disclosure Schedule 5.01(a)(xi), renew or extend any lease for a term of greater than one year;
(xii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;
(xiii) except as set forth in First Franklin Disclosure Schedule 5.01(a)(xiii) and except for the execution of, and as otherwise provided for, contemplated in, or permitted by, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan;
(xiv) except as set forth in First Franklin Disclosure Schedule 5.01(a)(xiv), purchase any security (other than U.S. government or agency securities) for its investment portfolio not rated “AAA” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;
(xv) engage in any new loan transaction with an officer or director;
(xvi) materially change the pricing strategies of Franklin Savings with respect to its deposit or loan accounts except for changes in the ordinary course of business consistent with Franklin Savings’ asset liability and liquidity policies;
(xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;
(xviii) change its method of accounting prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over First Franklin or Franklin Savings, or by GAAP concurred with by First Franklin’s independent certified public accountants;
(xix) enter into any futures contract, option, interest rate caps, interest rate floors (other than caps and floors on adjustable rate loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(xx) invest in “high risk” mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

(xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;
(xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;
(xxiii) take any action that would knowingly result in any of the representations or warranties of First Franklin or Franklin Savings contained in this Agreement not to be true and correct in any material respect as of the Merger Effective Date or that could reasonably be expected to result in a material delay in consummation of the transactions contemplated hereby;
(xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws; provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless there is reason to believe that such property might be in violation of or require remediation under Environmental Laws;
(xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to First Franklin and Franklin Savings, taken as a whole;
(xxvi) take any action which would result in a violation by First Franklin or Franklin Savings of any Regulatory Agreement; or
(xxvii) agree to do any of the foregoing.
Except as otherwise set forth above in this Section 5.01 and except for agreements, arrangements or commitments entered into as a result of the transactions contemplated by this Agreement and the Agreement itself, for purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Cheviot Financial prior to the date of this Agreement, it shall not be considered in the ordinary course of business for First Franklin or Franklin Savings to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (x) pledges of, or liens on, assets to secure government deposits, advances made to Franklin Savings by the FHLB of Cincinnati, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts or letters of credit consistent with customary banking practices, or to exercise trust powers, (y) sales of assets received in satisfaction of debts previously contracted in the ordinary course of business, or (z) issuance of loans, sales of previously purchased government guaranteed loans, sales of loans into the secondary market or transactions in the investment securities portfolio by First Franklin or a Franklin Savings or repurchase agreements made, in each case, in the ordinary course of business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business consistent with past practice, involving a payment by First Franklin or Franklin Savings of more than $10,000 annually, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof.

Section 5.02 Access; Confidentiality.
(a) Each of First Franklin and Franklin Savings shall permit Cheviot Financial and its representatives reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of First Franklin and Franklin Savings, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and those relating to a Superior Proposal) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any Regulatory Authority, accountants’ work papers, litigation files, Regulatory Agreements, plans affecting employees, and any other business activities or prospects in which Cheviot Financial may have a reasonable interest (provided that First Franklin shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate the rights of any customer or other person, or provide access to any information that would violate its, or Franklin Savings’, attorney-client privilege, or would violate applicable law or regulation, or any confidentiality agreement identified in First Franklin Disclosure Schedule 5.02(a)). First Franklin and Franklin Savings shall, during normal business hours upon reasonable notice, make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Cheviot Financial and its representatives. In addition, from the date of this Agreement through the Closing Date, First Franklin and Franklin Savings shall permit employees of Cheviot Financial reasonable access to information relating to problem loans, loan restructurings and loan workouts of First Franklin and Franklin Savings.
(b) Cheviot Financial agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere with normal operations and customer and employee relationships of First Franklin and Franklin Savings.
(c) The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated May 6, 2010, between First Franklin and Cheviot Financial (the “Confidentiality Agreement”).In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Merger Effective Date, First Franklin and Cheviot Financial shall promptly return to each other, or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from, the other.

Section 5.03 Regulatory Matters and Consents.
(a) Cheviot Financial and Cheviot Savings Bank will prepare all Applications, make all filings, and pay all filing fees for all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement (except that First Franklin and Franklin Savings shall prepare any and all Applications and other documents requested pursuant to or required by any Regulatory Agreement to which First Franklin or Franklin Savings is subject and First Franklin shall prepare and file its Proxy Statement and any other filings required by the SEC); and Cheviot Financial and Cheviot Savings Bank will use their best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Cheviot Financial or Cheviot Savings Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.
(b) First Franklin will furnish Cheviot Financial with all information concerning First Franklin and Franklin Savings as may be necessary or advisable in connection with any Application or filing made by or on behalf of Cheviot Financial to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by First Franklin for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects, Cheviot Financial will furnish to First Franklin all information concerning Cheviot Financial and Cheviot Savings Bank as may be necessary or advisable in connection with the Proxy Statement and any Application filed by First Franklin. This information supplied, or to be supplied, by Cheviot Financial for inclusion in the Proxy Statement or other Application will, at the time such documents are filed, be accurate and complete in all material respects.
(c) Cheviot Financial and First Franklin will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby.
(d) The parties hereto agree that they will regularly consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities. Cheviot Financial will furnish First Franklin with (i) copies of all Applications prior to filing with any Regulatory Authority, (ii) copies of all Applications filed by Cheviot Financial and (iii) copies of all Regulatory Reports filed by Cheviot Financial after the date hereof.

(e) First Franklin and Franklin Savings, and Cheviot Financial, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed by First Franklin with the SEC) made by or on behalf of Cheviot Financial or First Franklin to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.
(f) First Franklin shall, within 15 calendar days of the end of each calendar month, provide to Cheviot Financial the Interim Monthly Income Statement with respect to such calendar month. First Franklin shall accrue the Interim Loan Loss Provision with respect to any month such that the Interim Loan Loss Provision is reflected on the Interim Monthly Income Statement for that month.
Section 5.04 Taking of Necessary Action.
(a) Cheviot Financial and First Franklin shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) in the case of First Franklin, obtain any necessary stockholder approval to complete the Merger, (ii) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, (iii) in the case of First Franklin, take all action necessary to comply with or satisfy the conditions of any Regulatory Agreement to which First Franklin or Franklin Savings is subject, and (iv) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Mergers and the other transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither First Franklin nor Franklin Savings shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Cheviot Financial, and (B) requesting the delivery of appropriate, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Cheviot Financial or First Franklin from exercising its rights under this Agreement.
(b) First Franklin shall prepare, subject to the review and consent of Cheviot Financial with respect to matters relating to Cheviot Financial and the transactions contemplated by this Agreement, a Proxy Statement to be mailed to the stockholders of First Franklin in connection with the meeting of its stockholders and transactions contemplated hereby, which Proxy Statement shall conform in all material respects with the Securities Laws. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. First Franklin shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and First Franklin shall use all reasonable efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after the date of such filing. First Franklin will promptly advise Cheviot Financial of the time when the Proxy Statement has been mailed, or any comments from the SEC or of any request by the SEC for additional information. The information to be supplied by Cheviot Financial for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to First Franklin stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

(c) As promptly as reasonably practicable following the date of this Agreement, Cheviot Financial and Cheviot Savings Bank will prepare and cause to be filed all Applications and other documents with the Regulatory Authorities as are required to secure the Regulatory Approvals for the consummation of the transactions provided for in this Agreement. First Franklin agrees that it will, as promptly as practicable after request, provide Cheviot Financial and Cheviot Savings Bank with all information and documents concerning First Franklin and its Subsidiaries as shall be required in connection with preparing any Applications and other documents that are to be prepared and filed by Cheviot Financial and Cheviot Savings Bank in connection with Regulatory Approvals required to be obtained by Cheviot Financial and Cheviot Savings Bank hereunder.
Section 5.05 Certain Agreements.
(a) From and after the Merger Effective Date and until the fourth anniversary of the Merger Effective Date (4 years), Cheviot Financial and Cheviot Savings Bank, jointly and severally shall to the fullest extent permissible under the DGCL and under First Franklin’s certificate of incorporation and bylaws, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof, or who becomes before the Merger Effective Date, an officer or director of First Franklin and any First Franklin Subsidiary as of the Merger Effective Date (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Cheviot Financial, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters or circumstances existing or occurring at or prior to the Merger Effective Date (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a officer or director of First Franklin or any First Franklin Subsidiary, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent permitted under the DGCL, First Franklin’s certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Cheviot Financial shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permissible to a Delaware corporation under the DGCL and First Franklin’s certificate of incorporation and bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim. No indemnification shall be required under this Section 5.05(a) if prohibited by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Cheviot Financial, but the failure to so notify shall not relieve Cheviot Financial of any liability it may have to such Indemnified Party except to the extent that such failure prejudices Cheviot Financial. In the event of any Claim, (i) Cheviot Financial shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if Cheviot Financial elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Cheviot Financial and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him, and Cheviot Financial shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received, provided further that Cheviot Financial shall in all Claims be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances, (ii) the Indemnified Party will cooperate in the defense of any such Claim and (iii) Cheviot Financial shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).
(c) In the event Cheviot Financial, Cheviot Savings Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Cheviot Financial assume the obligations set forth in this Section 5.05.
(d) Cheviot Financial and/or Cheviot Savings Bank shall maintain in effect for four (4) years from the Merger Effective Date, the current directors’ and officers’ liability insurance policy maintained by First Franklin (provided that Cheviot Financial may substitute therefor policies of comparable coverage with respect to matters occurring at or prior to the Merger Effective Date, provided that in no event shall Cheviot Financial be required to spend an aggregate amount in excess of 175% of the annual premium currently paid by First Franklin for such insurance (the “Insurance Amount”). In the event that Cheviot Financial is unable to maintain or obtain the insurance called for by this Section 5.05(d) as a result of the previous provision, Cheviot Financial shall use its reasonable best efforts to maintain or obtain the most advantageous coverage as is available for the Insurance Amount. In connection with the foregoing, First Franklin agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.
(e) The provisions of Section 5.05 (a) through (d) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 5.06 No Other Bids and Related Matters.
(a) From and after the date hereof until the termination of this Agreement, neither First Franklin, nor Franklin Savings, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by First Franklin or Franklin Savings), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to seek to obtain an Acquisition Proposal or agree or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and First Franklin shall notify Cheviot Financial orally (within two Business Days) and in writing (as promptly as practicable but no later than five Business Days) of all of the relevant details relating to all inquiries and proposals that it or Franklin Savings or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and provide Cheviot Financial a copy of all written communication between First Franklin and the third party.
(b) Notwithstanding the foregoing subsection (a), nothing contained in this Section 5.06 shall prohibit the Board of Directors of First Franklin from (i) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, written, bona fide Acquisition Proposal if: (A) the Board of Directors of First Franklin reasonably determines in consultation with its independent financial advisors that such proposal, after taking into account the impact of financing and regulatory risks, may be superior to the Merger from a financial point-of-view to First Franklin’s stockholders, (B) the Board of Directors of First Franklin, after consultation with its independent legal counsel, determines in good faith that such action is reasonably necessary for the Board of Directors of First Franklin to comply with its fiduciary duties to stockholders under applicable law (any Acquisition Proposal that satisfies (A) and (B) being a “Superior Proposal”), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, First Franklin (x) provides reasonable advance notice to Cheviot Financial to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, and (D) the meeting of holders of First Franklin Common Stock convened to approve this Agreement has not occurred, (ii) complying with applicable law with regard to a tender or exchange offer, or (iii) prior to obtaining the approvals of this Agreement by First Franklin’s stockholders, failing to make or withdrawing or modifying its recommendation to stockholders, because there exists a Superior Proposal and, after consultation with its independent legal counsel, the Board of Directors determined in good faith that such action is reasonably necessary for it to comply with its fiduciary duties under applicable law.

Section 5.07 Duty to Advise; Duty to Update First Franklin’s Disclosure Schedules. First Franklin shall promptly advise Cheviot Financial in writing of any change or event having a Material Adverse Effect on it or on Franklin Savings or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Franklin shall update First Franklin’s Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Franklin Disclosure Schedules; provided, however, that updates to the First Franklin Disclosure Schedule 3.15(b) shall be made and delivered concurrently with the delivery of the Interim Monthly Income Statement. The delivery of such updated Schedule shall not relieve First Franklin from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.
Section 5.08 Conduct of Cheviot Financial’s and Cheviot Savings Bank’s Business. From the date of this Agreement to the Closing Date, Cheviot Financial and Cheviot Savings Bank each will use its best efforts to (x) preserve its business organization intact, (y) maintain good relationships with its employees, and (z) preserve for itself the goodwill of its customers. From the date of this Agreement to the Merger Effective Date, neither Cheviot Financial nor Cheviot Savings Bank will (i) amend its charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of Cheviot Financial or Cheviot Savings Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; or (iii) agree to do any of the foregoing.
Section 5.09 Board and Committee Minutes. First Franklin and Franklin Savings shall each provide to Cheviot Financial, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, a copy of the minutes of such meeting (with the understanding that such minutes may not be final and approved by the relevant Board of Directors or Committee), except for information relating to the transactions contemplated by this Agreement or that relate to any potential Superior Proposal, or are otherwise deemed confidential by the relevant Board of Directors or Committee or are subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes (which may not be final and approved by the relevant Board of Directors or Committee) shall be provided to Cheviot Financial prior to the Closing Date.
Section 5.10 Undertakings by First Franklin and Cheviot Financial.
(a) From and after the date of this Agreement:
(i) Voting by Directors and Executive Officers. Simultaneous with the execution of this Agreement, First Franklin’s directors and executive officers, shall each enter into the agreement set forth as Exhibit C to this Agreement;
(ii) Proxy Solicitor. First Franklin may, but is under no obligation to, retain a proxy solicitor in connection with the solicitation of stockholder approval of this Agreement;
(iii) Outside Service Bureau Contracts. If requested to do so by Cheviot Financial, First Franklin shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Franklin, on terms and conditions mutually acceptable to First Franklin and Cheviot Financial;

(iv) Board Meetings. First Franklin and Franklin Savings shall permit a representative of Cheviot Financial to attend any meeting of First Franklin and/or Franklin Savings’ Board of Directors or the Executive Committees thereof (provided that neither First Franklin nor Franklin Savings shall be required to permit the Cheviot Financial representative to remain present during any discussions of the transactions contemplated by this Agreement or that relate to any potential Superior Proposal, or are subject to the attorney-client privilege);
(v) List of Nonperforming Assets. First Franklin shall provide Cheviot Financial, within fifteen (15) days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this Section 5.10(a)(v), means (i) loans that are “Troubled debt restructurings” as defined in Codification Section 310-40-15, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) impaired loans;
(vi) Reserves and Merger Related Costs. From the date of this Agreement and through the Merger Effective Date, First Franklin shall maintain its allowance for loan losses in accordance with GAAP and all regulatory requirements applicable to First Franklin and Franklin Savings. On or before the Merger Effective Date, and at the request of Cheviot Financial, First Franklin shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of First Franklin to those of Cheviot Financial (as such practices and methods are to be applied to First Franklin from and after the Merger Effective Date) and Cheviot Financial’s plans with respect to the conduct of the business of First Franklin following the Merger Effective Date and otherwise to reflect Merger-related expenses and costs incurred by First Franklin; provided, however, that First Franklin shall not be required to take any such action unless Cheviot Financial agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); and no accrual or reserve made by First Franklin or Franklin Savings pursuant to this Section 5.10(a)(vi), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or the occurrence of a Material Adverse Effect with respect to First Franklin or Franklin Savings or a violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by First Franklin pursuant to this Section 5.10(a)(vi) if, in the opinion of First Franklin’s independent registered public accountants, such action would contravene GAAP;
(vii) Stockholders’ Meeting. First Franklin shall submit this Agreement to its stockholders for consideration and adoption at a special meeting of stockholders to be held as soon as practicable, and, subject to the next sentence, its Board of Directors shall recommend adoption of this Agreement to the First Franklin stockholders. The Board of Directors of First Franklin may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with legal counsel, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would reasonably be expected to constitute a breach of the fiduciary duties of such directors under Delaware law. First Franklin shall take all steps necessary in order to hold a special meeting of stockholders for the purpose of considering the approval and adoption of this Agreement within three (3) months after the date of this Agreement, or as soon thereafter as is practicable. The Proxy Statement will not, at the time it is mailed to First Franklin stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except that First Franklin assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning Cheviot Financial or Cheviot Savings Bank that is included in the Proxy Statement and that is provided by Cheviot Financial or Cheviot Savings Bank; and

(viii) Timely Review. If requested by Cheviot Financial (and at Cheviot Financial’s expense), First Franklin shall cause its independent registered public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such statements as soon as practicable thereafter.
(b) From and after the date of this Agreement, Cheviot Financial and First Franklin shall each:
(i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger and the other transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;
(ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to stockholders (other than (A) the Proxy Statement, which First Franklin will provide reasonable opportunity to Cheviot Financial for review and comment and (B) the Applications, which Cheviot Financial will provide reasonable opportunity to First Franklin for review and comment), internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;
(iii) Systems Conversions. First Franklin and Cheviot Financial shall meet on a regular basis to discuss and plan for the conversion of Franklin Savings’ and First Franklin’s data processing and related electronic informational systems to those used by Cheviot Savings Bank and Cheviot Financial, which planning shall include, but not be limited to, discussion of the possible termination by First Franklin or Franklin Savings of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by First Franklin or Franklin Savings in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First Franklin shall not be obligated to take any such action prior to the Merger Effective Date and, unless First Franklin otherwise agrees, no conversion shall take place prior to the Merger Effective Date. In the event that First Franklin takes, at the request of Cheviot Financial, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Cheviot Financial shall indemnify First Franklin for any such fee and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by First Franklin, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iv).

(iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;
(v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;
(vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and
(vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.
Section 5.11 Employee and Termination Benefits; Directors and Management.
(a) Employee Benefits. Except as set forth in First Franklin Disclosure Schedules 3.08 and 3.18 and as otherwise provided in this Section 5.11 of this Agreement, as of or after the Merger Effective Date, and at Cheviot Financial’s election and subject to the requirements of the Code, the Compensation and Benefit Plans may continue to be maintained separately, merged, frozen or terminated. If requested by Cheviot Financial in writing not later than ten (10) days before the Merger Effective Date, First Franklin shall take such steps within its power to effectuate a freeze or termination of any Compensation and Benefit Plan (other than employment and change of control agreements) as of or immediately prior to the Merger Effective Date, provided that the Compensation and Benefit Plan can be frozen or terminated within such period. In the event of a merger of any or all of such plans or in the event of termination of any First Franklin Compensation and Benefit Plan, except as otherwise set forth in this Section 5.11, employees of First Franklin or Franklin Savings who continue as employees of Cheviot Financial or Cheviot Savings Bank after the Merger Effective Date (“Continuing Employees”) shall be eligible to participate in any Cheviot Savings Bank employee plan of similar character immediately upon such merger or termination or as of the first entry date coincident with or immediately following such merger or termination. Continuing Employees shall receive credit for service with First Franklin or Franklin Savings for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under any similar existing Cheviot Financial benefit plan. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

(b) Plan Terminations. In the event of the termination of any First Franklin or Franklin Savings health, disability or life insurance plan, or the consolidation of any First Franklin or Franklin Savings health, disability or life insurance plan with any Cheviot Financial or Cheviot Savings Bank health, disability or life insurance plan, Cheviot Financial shall as soon as practicable make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Cheviot Financial or Cheviot Savings Bank. Unless a Continuing Employee affirmatively terminates coverage under a First Franklin or Franklin Savings health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Cheviot Financial or Cheviot Savings Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First Franklin or Franklin Savings health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of Cheviot Financial or Cheviot Savings Bank and their dependents. Terminated First Franklin and Franklin Savings employees and qualified beneficiaries will have the right to continue coverage under group health plans of Cheviot Financial and/or Cheviot Financial Subsidiaries in accordance with Code Section 4980B(f). Continuing Employees who become covered under a Cheviot Financial or Cheviot Savings Bank health plan shall receive credit for any deductibles paid under First Franklin or Franklin Savings’ health plan for purposes of satisfying the deductible limitations of the Cheviot Financial or Cheviot Savings Bank health plan for the plan year in which the coverage commences. In the event of any termination of any First Franklin or Franklin Savings health plan, or consolidation of any First Franklin or Franklin Savings health plan with any health plan of Cheviot Financial and/or Cheviot Financial subsidiaries, any pre-existing condition, limitation or exclusion in the health plan of Cheviot Financial and/or Cheviot Financial subsidiaries shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a First Franklin or Franklin Savings health plan with respect to such pre-existing condition on the Merger Effective Date and who then change that coverage to the health plan of Cheviot Financial and/or Cheviot Financial subsidiaries at the time such Continuing Employee is first given the option to enroll in such health plan. Continuing Employees shall be given credit under the health plan of Cheviot Financial an/or Cheviot Financial Subsidiaries with respect to any out-of-pocket expenses incurred under the health plans of First Franklin or Franklin Savings.
(c) 401(k) Plan. In the sole discretion of Cheviot Financial, First Franklin’s 401(k) Plan shall be frozen, terminated or merged into Cheviot Savings Bank’s 401(k) Plan. Cheviot Financial may require First Franklin to terminate or freeze the First Franklin 401(k) Plan immediately prior to the Merger Effective Date. Continuing Employees will receive credit for service with First Franklin for purposes of vesting and determination of eligibility to participate in Cheviot Savings Bank’s 401(k) Plan. Continuing Employees who satisfy the conditions for eligibility as of the Merger Effective Date shall be eligible to participate in the Cheviot Savings Bank 401(k) Plan as of the later of the first entry date coincident with or following the Merger Effective Date or the date such Continuing Employees are no longer participating in the First Franklin 401(k) Plan.

(d) Employment and Other Agreements. Cheviot Financial shall assume and honor in full or cause Cheviot Savings Bank to assume and honor in full the employment, deferred compensation, change of control and severance contracts or plans as set forth in First Franklin Disclosure Schedules 5.11(d) and 3.12(h); provided, however, that such amounts and benefits set forth on First Franklin Disclosure Schedules 5.11(d) and 3.12(i) shall be accurate through December 31, 2010, and such schedule shall be updated after such date if the Merger Effective Date has not occurred by such time. Notwithstanding anything contained in the agreements set forth on First Franklin Disclosure Schedules 5.11(d), 3.12(i) or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control and severance contract or plan that (a) would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment”, or (b) be prohibited under 12 C.F.R. Part 359, or by the OTS (or any successor), the FDIC or the Office of the Comptroller of the Currency. In addition, each individual identified in First Franklin Disclosure Schedules 5.11(d) and 3.12(i), with the exception of John J. Kuntz, shall execute a letter of acknowledgement no later than thirty (30) Business Days after the date of this Agreement, substantially in the form set forth in Cheviot Financial Disclosure Schedule 5.11(d), which acknowledges the amount of the payment the individual is entitled to in the event of his or her termination of employment. John J. Kuntz shall execute a non-competition agreement no later than thirty (30) Business Days after the date of this Agreement substantially in the form set forth in Cheviot Financial Disclosure Schedule 5.11(d).
(e) Franklin Savings ESOP. Subject to the occurrence of the Merger Effective Date, the Franklin Savings ESOP shall be terminated effective as of the Merger Effective Date (and all shares held by the Franklin Savings ESOP shall be converted into the right to receive the Merger Consideration). As soon as practicable following the date of this Agreement, Franklin Savings shall file or cause to be filed all necessary documents with the IRS, for a favorable determination letter for termination of the Franklin Savings ESOP as of the Merger Effective Date. As soon as practicable after the Merger Effective Date and after the receipt of a favorable determination letter on the termination from the IRS, the account balances in the Franklin Savings ESOP shall be distributed to participants and beneficiaries in accordance with applicable law and the Franklin Savings ESOP; provided that Franklin Savings before the Merger Effective Date or Cheviot Savings Bank after the Merger Effective Date may amend such plan as deemed necessary to maintain compliance with applicable law or as requested by the IRS in order to obtain a favorable letter of determination. Prior to the Merger Effective Date, contributions to the Franklin Savings ESOP shall be made consistent with past practices on the regularly scheduled payment dates. Franklin Savings shall take all actions necessary to effectuate the voting of allocated and unallocated shares held in the Franklin Savings ESOP with respect to the proposed approval of this Agreement in accordance with the terms of the Franklin Savings ESOP and applicable law.

(f) Employee Severance. Cheviot Financial and Cheviot Savings Bank agree that each First Franklin or Franklin Savings employee who has at least one full year of service as of the Merger Effective Date and who (i) is not offered employment with Cheviot Financial or Cheviot Savings Bank as of the Merger Effective Date or (ii) is involuntarily terminated by Cheviot Financial or Cheviot Savings Bank (other than for cause) within six (6) months of the Merger Effective Date and who is not covered by a separate employment agreement, change in control agreement or severance agreement shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each full year of service at First Franklin or Franklin Savings, with a maximum of twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year.
Section 5.12 Duty to Advise; Duty to Update Cheviot Financial’s Disclosure Schedules. Cheviot Financial shall promptly advise First Franklin of any change or event having a Material Adverse Effect on it or on any Cheviot Financial Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Cheviot Financial shall update the Cheviot Financial Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Cheviot Financial Disclosure Schedule. The delivery of such updated Schedules shall not relieve Cheviot Financial from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.
Section 5.13 Bank and Related Merger Transactions.
(a) As soon as practicable following the Merger Effective Date, Cheviot Financial shall, and it shall cause First Franklin (as the Surviving Corporation in the Merger) to, effect the Company Merger by entering into an agreement and plan of merger and by filing a certificate of merger or other appropriate documentation with the Delaware Secretary of State pursuant to the DGCL and articles of combination with the Office of Thrift Supervision. The Company Merger shall become effective at the time (the “Subsequent Effective Time”) specified in the certificate of merger and/or other appropriate documentation. As a result of the Company Merger, the separate corporate existence of First Franklin shall cease and Cheviot Financial shall have acquired all of the assets and liabilities of First Franklin.
(b) As soon as practicable after consummation of the Company Merger, Cheviot Financial shall cause each of Cheviot Savings Bank and Franklin Savings (as its wholly-owned subsidiaries) to take all actions necessary and appropriate, including entering into the Bank Merger Agreement, to effect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Franklin Savings shall cease and Cheviot Savings Bank shall be the surviving corporation and continue its corporate existence under the laws of the State of Ohio.
Section 5.14 Performance by Cheviot Financial Subsidiaries. Cheviot Financial agrees to take all steps necessary to cause its Subsidiaries (including, after the Merger Effective Time, the Surviving Corporation) to satisfy and perform all of their respective obligations under this Agreement, including without limitation, the payment obligations set forth in Article II.

ARTICLE VI-CONDITIONS
Section 6.01 Conditions to First Franklin’s Obligations under this Agreement. The obligations of First Franklin and Franklin Savings hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by First Franklin pursuant to Section 8.03 hereof:
(a) Corporate Proceedings. All action required to be taken by, or on the part of, Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, the Company Merger and the Bank Merger, shall have been duly and validly taken by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary and First Franklin shall have received certified copies of the resolutions evidencing such authorizations;
(b) Covenants. The obligations and covenants of Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary required by this Agreement to be performed by Cheviot Financial, Cheviot Savings Bank and Cheviot Merger Subsidiary as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;
(c) Representations and Warranties. Each of the representations and warranties of Cheviot Financial and Cheviot Savings Bank in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;
(d) Approvals of Regulatory Authorities. Cheviot Financial shall have received all Regulatory Approvals and other approvals necessary to effect the Merger, the Company Merger and the Bank Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;
(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;
(f) Payment of Merger Consideration. Cheviot Financial shall have delivered the aggregate Merger Consideration to the Exchange Agent no later than the day prior to the Merger Effective Date;
(g) Officer’s Certificate. Cheviot Financial shall have delivered to First Franklin a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same; and

(h) Approval of First Franklin’s Stockholders. This Agreement shall have been approved and adopted by the stockholders of First Franklin by such vote as is required under the DGCL and First Franklin’s certificate of incorporation and bylaws.
Section 6.02 Conditions to Cheviot Financial’s Obligations under this Agreement. The obligations of Cheviot Financial and Cheviot Savings Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Cheviot Financial pursuant to Section 8.03 hereof:
(a) Corporate Proceedings. All action required to be taken by, or on the part of, First Franklin and Franklin Savings to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger shall have been duly and validly taken by First Franklin and Franklin Savings, and Cheviot Financial shall have received certified copies of the resolutions evidencing such authorizations;
(b) Covenants. The obligations and covenants of First Franklin and Franklin Savings required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;
(c) Representations and Warranties. Each of the representations and warranties of First Franklin and Franklin Savings in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;
(d) Approvals of Regulatory Authorities. Cheviot Financial and Cheviot Savings Bank shall have received all Regulatory Approvals and other approvals necessary to effect the Merger and the Bank Merger (without the imposition of any condition that is in Cheviot Financial’s reasonable judgment unduly burdensome, such that the economic or business benefits of the transactions contemplated by the Agreement would be materially adversely affected or which condition would unduly burden the operations of Cheviot Financial or Cheviot Savings Bank upon completion of the Merger, in both instances as to render inadvisable in the good faith judgment of Cheviot Financial, the consummation of the Merger); and all notice and waiting periods required thereunder shall have expired or been terminated;
(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;
(f) No Material Adverse Effect. Between the date of this Agreement and the Merger Effective Date, there shall not have occurred any Material Adverse Effect with respect to First Franklin or Franklin Savings; provided, however, it is agreed and understood that the items set forth in First Franklin Disclosure Schedule 6.02(f) shall not constitute or serve as the basis for a Material Adverse Effect for purposes of this Section 6.02(f);

(g) Limitation on Dissenters’ Shares. The holders of no more than 12.5% of the First Franklin Common Stock that is issued and outstanding shall have taken the actions required by Section 262 of the DGCL to qualify their First Franklin Common Stock as Dissenters’ Shares;
(h) Officer’s Certificate. First Franklin shall have delivered to Cheviot Financial a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (g) (but excluding (d)) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same; and
(i) No Regulatory Agreement. Neither First Franklin nor Franklin Savings shall have received and entered into any new Regulatory Agreements.
ARTICLE VII-TERMINATION, WAIVER AND AMENDMENT
Section 7.01 Termination. This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the stockholders of First Franklin referred to in Section 5.10(a)(vii) hereof:
(a) by mutual written consent of the parties authorized by their respective boards of directors;
(b) by Cheviot Financial or First Franklin
(i) if the Merger Effective Date shall not have occurred on or prior to June 30, 2011,
(ii) if a vote of the stockholders of First Franklin is taken and such stockholders fail to approve this Agreement at the special meeting of stockholders (or any adjournment thereof) of First Franklin contemplated by Section 5.10(a)(vii) hereof, or
(iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, unless (x) the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth herein which are required to be performed or observed by such party on or before the Merger Effective Date, or (y) in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by June 30, 2011;

(c) by Cheviot Financial if (i) at the time of such termination, the conditions set forth in Section 6.02(b), 6.02(c) or 6.02 (i) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of First Franklin or Franklin Savings hereunder and such breach shall have not been remedied by First Franklin, Franklin Savings or any other Person within thirty (30) days after receipt by First Franklin of notice in writing from Cheviot Financial specifying the nature of such breach and requesting that it be remedied, such that conditions set forth in Section 6.02(b) cannot be satisfied, (iii) any Regulatory Authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, (iv) First Franklin has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of First Franklin withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Cheviot Financial, or (v) any event occurs such that a condition set forth in Section 6.02 hereof cannot be fulfilled and non-fulfillment is not waived by Cheviot Financial;
(d) by First Franklin if (i) at the time of such termination, the condition set forth in Section 6.01(b) or 6.01(c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Cheviot Financial or Cheviot Savings Bank hereunder and such breach shall not have been remedied by Cheviot Financial, Cheviot Savings Bank or any other Person within thirty (30) days after receipt by Cheviot Financial of notice in writing from First Franklin specifying the nature of such breach and requesting that it be remedied, such that conditions set forth in Section 6.01(b) cannot be satisfied, (iii) any event occurs such that a condition set forth in Section 6.01 hereof cannot be fulfilled and non-fulfillment is not waived by First Franklin, or (iv) First Franklin has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of First Franklin has made a determination to accept such Superior Proposal; provided, however, that First Franklin shall not terminate this Agreement pursuant to this Section 7.01(d)(iv) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of seven (7) Business Days following Cheviot Financial’s receipt of written notice advising Cheviot Financial that First Franklin has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether First Franklin intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, First Franklin shall provide a reasonable opportunity to Cheviot Financial during the seven (7) Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable First Franklin to proceed with the Merger on such adjusted terms. If Cheviot Financial fails to respond within such seven (7) Business Day period or fails to agree to adjust the terms and conditions of this Agreement such that First Franklin, in the sole discretion of its Board of Directors, may terminate this Agreement at the end of such seven (7) Business Day period, provided that it pays the Cheviot Financial Fee concurrently with its decision to terminate.
Section 7.02 Effect of Termination. Except as otherwise provided in Section 8.01 of this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Sections 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Cheviot Financial or First Franklin to the other, except that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII-MISCELLANEOUS
Section 8.01 Expenses.
(a) Except as otherwise provided in paragraph (b) below and as set forth in Sections 5.10(a)(vi), 5.10(a)(viii) and 5.10(b)(iii), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses.
(b) As an inducement to Cheviot Financial to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the transactions contemplated hereby, First Franklin hereby agrees to pay Cheviot Financial, and Cheviot Financial shall be entitled to payment of $980,000 (the “Cheviot Financial Fee”), within two (2) Business Days after written demand for payment is made by Cheviot Financial, and except as otherwise provided in Section 7.01(d), following the occurrence of any of the events set forth below:
(i) First Franklin terminates this Agreement pursuant to Section 7.01(d)(iv) or Cheviot Financial terminates this Agreement pursuant to Section 7.01(c)(iv); or
(ii) the entering into a definitive agreement by First Franklin relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving First Franklin within twelve (12) months after the occurrence of any of the following: (x) the failure of the stockholders of First Franklin to approve this Agreement after the occurrence of an Acquisition Proposal or the public announcement by any Person (other than First Franklin or Cheviot Financial) that such Person has made, or is disclosing the intention to make, a bona fide offer to engage in an Acquisition Proposal, (y) termination by Cheviot Financial pursuant to Section 7.01(c)(i) or 7.01(c)(ii) or (z) June 30, 2011 if prior thereto the First Franklin stockholders have not adopted this Agreement such that the failure of stockholders to adopt this Agreement is due to the breach of this Agreement by First Franklin or Franklin Savings.
If demand for payment of the Cheviot Financial Fee is made pursuant to this Section 8.01(b) and payment is timely made, then neither Cheviot Financial nor Cheviot Savings Bank will have any other rights or claims against First Franklin, Franklin Savings, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Cheviot Financial Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Cheviot Financial and Cheviot Savings Bank against First Franklin, Franklin Savings, and their respective officers, directors, attorneys and financial advisors.
Section 8.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants (other than those agreements in Article II and covenants set forth in Sections 5.02(a), 5.05 and 5.11, which will survive the Merger) shall terminate on the Merger Effective Date.

Section 8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise other than conditions relating to receipt of Regulatory Approval; provided, however, that after any approval of the transactions contemplated by this Agreement by First Franklin’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to First Franklin stockholders hereunder. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter (other than the Confidentiality Agreement). This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.05, 5.11(a), 5.11(d) and 5.11(f).
Section 8.05 No Assignment. No party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other parties hereto.
Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by nationally recognized overnight carrier (such as UPS or FedEx), addressed as follows:
(a)	If to Cheviot Financial Corp. to:

Cheviot Financial Corp. 3723 Glenmore Avenue Cheviot, Ohio 45211 Attention: Thomas J. Linneman President and Chief Executive Officer

with a copy to:
Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Attention: Alan Schick, Esq.
                  Ned Quint, Esq.
(b)	If to First Franklin, to:
First Franklin Corporation
4750 Ashwood Drive
Cincinnati, Ohio 45241
Attention: John J. Kuntz
                  President and Chief Executive Officer
with a copy to:
Vorys, Sater, Seymour and Pease LLP
221 East Fourth Street, Suite 2000, Atrium Two
Cincinnati, Ohio 45202
Attention: Terri R. Abare, Esq.
                  Jason L. Hodges, Esq.
Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or electronic transmission (including by .pdf), and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.
Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Ohio, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[Remainder of page intentionally blank; signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CHEVIOT FINANCIAL CORP.
By:	/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

CHEVIOT MERGER SUBSIDIARY, INC.
By:	/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

CHEVIOT SAVINGS BANK
By:	/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

FIRST FRANKLIN CORPORATION
By:	/s/ John J. Kuntz
John J. Kuntz
President and Chief Executive Officer

THE FRANKLIN SAVINGS AND LOAN COMPANY
By:	/s/ Gretchen J. Schmidt
Gretchen J. Schmidt
President and Chief Executive Officer

EXHIBIT A
PLAN OF MERGER
THIS PLAN OF MERGER (the “Plan”) is dated as of                     , 20                    , by and between Cheviot Savings Bank (“Cheviot Savings Bank”), an Ohio chartered savings and loan association, and The Franklin Savings and Loan Company (“Franklin Savings”), an Ohio chartered savings and loan association.
WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 12, 2010, by and between Cheviot Financial Corp. (“Cheviot Financial”), a Federal corporation, Cheviot Merger Subsidiary, Inc. (“Cheviot Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Cheviot Financial, Cheviot Savings Bank, First Franklin Corporation (“First Franklin”), a Delaware corporation, and Franklin Savings, Cheviot Merger Subsidiary will be merged with and into First Franklin, and First Franklin as the surviving entity will be merged with and into Cheviot Financial, with Cheviot Financial surviving this merger, with the result that Franklin Savings will become a wholly owned subsidiary of Cheviot Financial (the “Company Merger”); and
WHEREAS, the Merger Agreement provides that immediately after the Company Merger, Franklin Savings shall be merged with and into Cheviot Savings Bank with Cheviot Savings Bank as the Surviving Bank (the “Merger”);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Franklin Savings and Cheviot Savings Bank hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Franklin Savings shall be merged with and into Cheviot Savings Bank on even date herewith (the “Merger”). The parties hereto do hereby agree and covenant as follows:
ARTICLE I
DEFINITIONS
Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
1.1 “Department” shall mean the Ohio Department of Commerce, Division of Financial Institutions.
1.2 “Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

1.3 “Merger” shall refer to the merger of Franklin Savings with and into Cheviot Savings Bank as provided in Section 2.1 of this Plan of Merger.
1.4 “Merging Banks” shall collectively refer to Franklin Savings and Cheviot Savings Bank.
1.5 “Surviving Bank” shall refer to Cheviot Savings Bank as the surviving bank of the Merger.
ARTICLE II
TERMS OF THE MERGER
2.1 The Merger.
(a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Franklin Savings shall be merged with and into Cheviot Savings Bank pursuant to                                         . Cheviot Savings Bank shall be the Surviving Bank of the Merger and shall continue to be governed by the                                         .
(b) As a result of the Merger, (i) each share of common stock, par value $                     per share, of Franklin Savings issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $                     per share, of Cheviot Savings Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.
(c) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Bank. The deposit taking offices of Franklin Savings shall be operated by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Merger had not occurred.

2.2 Effective Time. The Merger shall become effective as of the date the Articles of Merger are filed with the Ohio                                         .
2.3 Name of Surviving Bank. The name of the Surviving Bank shall be Cheviot Savings Bank.
2.4 Charter. On and after the Effective Time, the Articles of Incorporation of Cheviot Savings Bank shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law.
2.5 Bylaws. On and after the Effective Time, the bylaws of Cheviot Savings Bank shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.
2.6 Directors and Officers. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Articles of Incorporation and bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of Cheviot Savings Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of Cheviot Savings Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of incorporation and bylaws of the Surviving Bank.
ARTICLE III
MISCELLANEOUS
3.1 Conditions Precedent. The respective obligations of each party under this Plan of Merger shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement and (ii) the approval of this Plan of Merger by Cheviot Financial as sole stockholder of Franklin Savings.
3.2 Termination. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section 7.01 thereof.
3.3 Amendments. To the extent permitted by the                                         , this Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
3.4 Successors. This Plan of Merger shall be binding on the successors of Franklin Savings and Cheviot Savings Bank.

IN WITNESS WHEREOF, Franklin Savings and Cheviot Savings Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

CHEVIOT SAVINGS BANK
ATTEST:

By:
James E. Williamson		Thomas J. Linneman
Secretary		President and Chief Executive Officer

THE FRANKLIN SAVINGS AND LOAN COMPANY
ATTEST:
By:
Secretary		Thomas J. Linneman
Chief Executive Officer

CERTIFICATE OF DISSOLUTION
OF
FIRST FRANKLIN CORPORATION
****
First Franklin Corporation a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:

FIRST:	That dissolution was authorized on , 20_____.

SECOND:
That dissolution has been authorized by the Board of Directors and stockholders of the corporation in accordance with the provisions of subsections (a) and (b) of section 275 of the General Corporation Law of the State of Delaware.

THIRD:	That the names and addresses of the directors and officers of First Franklin Corporation are as follows:
DIRECTORS

NAMES	ADDRESSES

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OFFICERS

NAMES	ADDRESSES

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EXHIBIT C
October 12, 2010
Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, Ohio 45211
Ladies and Gentlemen:
Cheviot Financial Corp. (“Cheviot Financial”), Cheviot Savings Bank (“Cheviot Savings Bank”), Cheviot Merger Subsidiary, Inc. (“Cheviot Merger Subsidiary”), First Franklin Corporation (“First Franklin”) and The Franklin Savings and Loan Company (“Franklin Savings”) have entered into an Agreement and Plan of Merger dated as of October 12, 2010 (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein: (a) Cheviot Merger Subsidiary will merge with and into First Franklin, with First Franklin surviving the merger, to be followed by the merger of First Franklin with and into Cheviot Financial, with Cheviot Financial surviving the merger; (b) stockholders of First Franklin will receive $14.50 in cash in exchange for each share of First Franklin Common Stock; and (c) thereafter Franklin Savings will be merged with and into Cheviot Savings Bank, with Cheviot Savings Bank being the surviving institution.
Cheviot Financial has requested, as a condition to its execution and delivery to First Franklin of the Merger Agreement, that the undersigned, being directors and executive officers of First Franklin and Franklin Savings, execute and deliver to Cheviot Financial this Letter Agreement.
In his or her individual capacity and not in his or her capacity as an executive officer and/or director of First Franklin or Franklin Savings, each of the undersigned, in order to induce Cheviot Financial to execute and deliver to First Franklin the Merger Agreement, hereby irrevocably:
(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of First Franklin called to vote for approval of the Merger Agreement so that all shares of common stock of First Franklin then beneficially owned by the undersigned, and as to which the undersigned has voting power (other than shares held in a fiduciary capacity), will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Franklin), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving First Franklin;

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(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of First Franklin, to approve or adopt the Merger Agreement;
(c) Agrees not to sell, transfer or otherwise dispose of any common stock of First Franklin on or prior to the date of the meeting of First Franklin stockholders to vote on the Merger Agreement, except for transfers effected in the undersigned’s capacity as a fiduciary, and except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust for the benefit of one or more of the foregoing persons, provided that in each such case (other than transfers as a fiduciary) the transferee agrees in writing to be bound by the terms of this Letter Agreement; and
(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.
The obligations set forth herein shall terminate and be of no further force or effect concurrently with any termination of the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts and by facsimile and electronic transmission (only by .pdf), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intends to be legally bound hereby.

Sincerely,
By:
Name:
Title:

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